Exhibit 99.1

Tenet Announces Amendment to its Credit Agreement

DALLAS – March 17, 2022 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has entered into an amendment to its existing senior secured revolving credit facility. The amendment has an effective date of March 16, 2022 and amends certain provisions under the credit agreement to, among other things, (i) provide for aggregate revolving commitments not to exceed $1.5 billion, subject to borrowing availability, (ii) extend the maturity date to March 16, 2027 and (iii) replace LIBOR with Term SOFR and Daily Simple SOFR as the reference interest rate. The credit facility is guaranteed by certain of Tenet’s subsidiaries and secured by a first-priority lien on the accounts receivable and inventory owned by Tenet and its subsidiary guarantors.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address Tenet’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regard to developments related to COVID-19. Particular uncertainties that could cause Tenet’s actual results to be materially different than those expressed in Tenet’s forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Through an expansive care network that includes United Surgical Partners International, we operate 60 hospitals and operate or have an ownership interest in approximately 550 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

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Investor Contact: 469-893-2387 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com